Exhibit 99.2

                        PHONE.COM ACQUISITION OF @MOTION
                                     CLOSED


REDWOOD CITY, CALIF. (FEBRUARY 10, 2000) - Phone.com, Inc. (NASDAQ: PHCM), a leading provider of mobile Internet software and services, today announced February 8 was the closing of its previously announced acquisition of @Motion Inc. Pursuant to the acquisition, Phone.com will issue up to 2,348,111 shares of Phone.com Common Stock in exchange for all outstanding @Motion common stock, preferred stock, options and warrants.

ABOUT PHONE.COM Phone.com, Inc. (Nasdaq:PHCM) is a leading provider of software and services that enable the delivery of Internet-based information services to mass-market wireless telephones. Using its software, wireless subscribers have access to Internet- and corporate intranet-based services, including Email, news, stocks, weather, travel and sports. In addition, subscribers have access via their wireless telephones to network operators' intranet-based telephony services, which may include over-the-air activation, call management, billing history information, pricing plan and subscription and voice message management. Phone.com is headquartered in Silicon Valley, California and has regional offices in Belfast, Copenhagen, London and Tokyo. Visit http://www.phone.com for more information.

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Phone.com, the Phone.com name and logo, MyPhone and the family of terms carrying the "UP." prefix are trademarks of Phone.com, Inc. All Rights Reserved. All other company, brand and product names may be marks that are the sole property of their respective owners.

FOR FURTHER INFORMATION:

CONTACT PHONE.COM WORLDWIDE PUBLIC RELATIONS

FOR INVESTOR RELATIONS CONTACT:

PHONE.COM, INC.                                      THE CARSON GROUP
Alan Black                                           Bonnie McBride
Chief Financial Officer                              Managing Director
+1 650 817 1447                                      +1 415 617 2540
investor@corp.phone.com